Exhibit 10.2
Restricted Stock Unit Agreement – 2018 LTIP – Time-Based
FOURTH AMENDED AND RESTATED REVLON, INC. STOCK PLAN
This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated [__], 2018 is entered into between REVLON, INC., a Delaware corporation (“Revlon” and, together with Revlon’s affiliates, the “Company”), and [________] (the “Grantee”), subject to the Grantee’s acceptance of this Agreement. Schedules 1 (“Time-Based RSUs”), 2 (“Change of Control”) and 3 (“Terms and Conditions applicable to Non-U.S. Grantees”) attached to this Agreement are incorporated into, and constitute a part of, this Agreement.
Revlon’s Compensation Committee (the “Committee”) has determined that the objectives of the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended (the “Plan”), will be furthered by granting to the Grantee Restricted Stock Units, subject to certain restrictions, upon the terms and conditions hereinafter contained (the “RSUs” or the “RSU Award”). In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee agree as follows:

SECTION 1.Number of RSUs. The Company hereby grants to the Grantee [_____] RSUs, subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement, including in the Vesting Schedule (as defined below). The Grantee shall not be required to make any payment for the RSUs.
SECTION 2.    Restrictions.
(a)    Vesting of RSUs. Subject to the Plan and the other terms of this Agreement, the restrictions relating to the RSUs which are the subject of this Agreement shall lapse in accordance with the schedule set forth on Schedule 1 (the “Vesting Schedule”).
(b)    Settlement of RSUs. The RSUs shall be settled in accordance with the Vesting Schedule. Each RSU represents the right to receive one share of Revlon, Inc. Class A common stock (“Common Stock”) or the cash value thereof as of the respective vesting dates. Specifically, the RSUs shall be settled through either (i) the delivery of a number of shares of Common Stock with respect to the number of RSUs vested (in book-entry form or otherwise); or (ii) the delivery of an amount in cash equal to (x) the number of shares of Common Stock underlying the number of vested RSUs multiplied by (y) the closing price of a share of Common Stock on the date on which the applicable RSUs vest in accordance with the Vesting Schedule, in each case, less applicable tax withholding amounts.
The decision to issue shares of Common Stock or the cash value thereof as of the respective vesting dates in connection with the settlement of any portion of the RSUs shall be in the Company’s sole discretion. No cash or shares of Common Stock shall be issued or delivered to the Grantee prior to the date on which the RSUs vest in accordance with the Vesting Schedule and, prior to settlement, the RSUs will represent an unsecured obligation of the Company.
SECTION 3.    Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares of Common Stock (which may be in book-entry form) have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to the Grantee (including through electronic delivery to a brokerage account), including, but not limited to, the right to vote and to receive dividends and other distributions. After any such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to such shares.
SECTION 4.    Taxes. The Grantee shall be responsible for paying to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the cash or shares of Common Stock issued in respect of any RSUs hereunder, an amount equal to the taxes, if any, that the Company determines it is required to withhold under applicable tax laws with respect to such cash or shares of Common Stock, in the manner of payment prescribed by the Company. Notwithstanding the foregoing, unless and until the Company, in its discretion, allows or prescribes an alternate method of tax withholding upon notice to the Grantee prior to any given vesting date hereunder, the Company shall satisfy its applicable tax withholding obligations associated with the vesting or settlement of the RSUs which are (i) settled in shares of Common Stock, by withholding from delivery upon the settlement of such RSUs, shares of Common Stock having a fair market value (determined as of the date as to which the amount of tax to be withheld is determined) equal to the amount of taxes which the Company determines it is required to withhold under applicable tax laws; or (ii) settled in cash, by withholding an amount in cash equal to the amount of taxes which the Company determines it is required to withhold under applicable tax laws. The Grantee further agrees and acknowledges that all other taxes, duties and fees related to the RSUs must be paid directly by the Grantee to the appropriate authorities, and that the Company may offset against any future compensation, earnings, bonus, expense reimbursements or incentive compensation of any kind amounts necessary to cover any tax withholding obligations of the Company associated with the RSUs which have not been accounted for in a manner satisfactory to the Company.
SECTION 5.    Termination of Employment.
(a)    Effective as of the date of the Grantee’s termination of employment with the Company for any reason, all RSUs which have not vested or as to which all restrictions have not lapsed in accordance with the Vesting Schedule shall be cancelled, except to the extent the Company may otherwise determine.
(b)    Nothing in the Plan or this Agreement shall confer upon the Grantee or any other person the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Grantee or any other person.
(c)    If the Grantee ceases employment with the Company and accepts employment with a competitor in violation of the Company’s Employee Agreement as to Confidentiality and Non-Competition to which the Grantee is a party (as may be amended from time to time, the “Non-Compete Agreement”), or any other non-competition agreement or covenant executed by the Grantee, then the value of any property issued in respect of RSUs which vested during the 12-month period prior to the date of the violation shall be repaid to the Company by the Grantee, in cash, based on the fair market value of the Common Stock on the date on which the underlying RSUs vested and were settled, within 10 days of such acceptance of employment, and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Grantee.
SECTION 6.    Plan Provisions to Prevail. This Agreement shall be subject to all of the terms and provisions of the Plan, as may be amended from time to time, which are incorporated hereby and made a part hereof, including, without limitation, the provisions of Section 2.9(c) of the

Plan (generally prohibiting the sale of shares not owned or immediately issuable and failure to duly deliver shares in settlement), Section 3.2 of the Plan (generally relating to consents required by securities and other laws), Section 3.5 of the Plan (relating to changes in capitalization), Section 3.8(c) of the Plan (generally relating to waivers of claims to continued exercise or vesting of awards, damages and severance entitlements related to non-continuation of awards) and Section 3.11 of the Plan (generally relating to the effects of certain reorganizations and other extraordinary transactions). Any term defined in the Plan shall have the same meaning in this Agreement. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern, except in the event such inconsistency is caused by the provisions set forth on Schedule 3 of this Agreement, in which case Schedule 3 shall govern. In the event there is any inconsistency regarding the details of the grant between the records or communications of the Company’s outside Stock Plan Administrator and the resolutions and/or minutes of the Committee authorizing the award(s) subject to this Agreement, the Committee’s records shall prevail over the records, communications, databases and online summaries or presentations of those grant details furnished or maintained by the Company’s outside Stock Plan Administrator.
SECTION 7.    Grantee’s Acknowledgment. By entering into this Agreement, the Grantee agrees and acknowledges that (a) they have received, read and understand a copy of the Plan, including Section 3.8(c) of the Plan (generally relating to waivers of claims to continued exercise or vesting of awards, damages and severance entitlements related to non-continuation of awards), and this Agreement (including all exhibits and schedules hereto) and accepts the RSUs upon all of the terms thereof, and (b) that no member of the Committee shall be liable for any Plan Action (as defined in the Plan), including without limitation any action or determination made in good faith with respect to the Plan or any award thereunder or under this Agreement. The Grantee has reviewed with his or her own advisors the tax and other consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to all matters of this Agreement.
SECTION 8.    Nontransferability Prior to Settlement. No RSUs granted to the Grantee under this Agreement shall be assignable or transferable by the Grantee (voluntarily or by operation of law), other than by will or by the laws of descent and distribution prior to the settlement of the RSUs set forth in the Plan and this Agreement applicable thereto. The Grantee may sell, assign and/or transfer any shares of Common Stock issued in respect of the RSUs pursuant to this Agreement, in whole or in part, subject to compliance with the Company’s securities trading policies in effect from time to time.
SECTION 9.    Conditions.
(a)    Notwithstanding anything contained in this Agreement to the contrary, the grant of the RSUs pursuant to Section 1 hereof is conditioned upon and subject to the Grantee’s execution and delivery to the Company of an executed copy of this Agreement (which shall be electronically accepted by the Grantee pursuant to processes prescribed by the Company).
(b)    By entering into this Agreement and as a condition for receiving the grant of the RSUs pursuant to Section 1 hereof, the Grantee agrees to fully comply in all respects with the terms of the Non-Compete Agreement, whether or not the Grantee is a signatory thereof, with the same effect as if the same were set forth herein in full.
SECTION 10.    Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company’s General Counsel at their then current Revlon email address. Any notice to be given to the Grantee hereunder shall be in writing and shall be addressed to the Grantee at the address set forth below, or at such other address as the Grantee may hereafter designate to the Company by notice as provided herein, or at such other address of the Grantee on file with the Company’s human resource or payroll records, whichever is later communicated. Subject to the foregoing, notices hereunder shall be deemed to have been duly given when sent by email or personal delivery, or three business days following delivery by registered or certified mail, or on the next business day if sent via overnight courier, in each case to the party entitled to receive the same in the manner provided in this Section 10.
SECTION 11.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 3.3 of the Plan and Section 8 of this Agreement, the Grantee’s heirs and personal representatives.
SECTION 12.    Governing Law and Exclusive Forum. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state. Each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the federal and state courts located in New York, New York in connection with any actions, suits or proceedings arising out of or relating to this Agreement. Each party agrees (i) not to commence any action, suit or proceeding relating thereto except in the above courts and (ii) that service of any process, summons, notice or document by registered mail addressed to it shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party are or may be subject, by suit upon such judgment.
SECTION 13.    Modifications to Agreement; Waivers. This Agreement may be altered, modified, changed or discharged in accordance with the terms of the Plan. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
SECTION 14.    Other Company Actions. Nothing contained in this Agreement shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the RSUs granted under this Agreement. Neither the Grantee nor any other person shall have any claim against the Company as a result of any such action.
SECTION 15.    Committee Authority. The Committee shall have full authority to interpret, construe and administer the terms of this Agreement in its sole discretion. The determination of the Committee as to any such matter of interpretation, construction or administration shall be final, binding and conclusive on all parties.
SECTION 16.    No Violation of Securities Laws; Securities Trading Policy.
(a)    The Company shall not be obligated to make any payment hereunder or issue any shares of Common Stock if such payment or issuance, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company shall be under no obligation to register any shares of Common Stock or any other property pursuant to any securities laws on account of the transactions contemplated by this Agreement.
(b)    The Grantee understands and agrees that under the Company’s Confidentiality of Information and Securities Trading Policy, as is in effect from time to time, a copy of which is available upon request from the Company’s General Counsel (the “Trading Policy”), employees and Directors of the Company, including Grantees of RSUs, may be restricted from selling shares of Common Stock during certain “restricted periods.” As of the date of this Agreement, the “restricted periods” commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue until 24 hours after the public release of the Company’s earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances).
SECTION 17.    Severability. Notwithstanding any other provision of this Agreement, if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the sole discretion of the Committee, materially altering the intent of the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.
SECTION 18.    Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.
SECTION 19.    Fractional Shares. Unless and until the Company in its sole discretion determines otherwise, no fractional shares of Common Stock shall be issued or delivered pursuant to this Agreement, and unless and until the Company in its sole discretion determines that cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, any rights to any fractional share shall be canceled, terminated or otherwise eliminated, without payment of any consideration.
SECTION 20.    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations, written or oral, in respect thereto. Neither the Company nor the Committee nor the Grantee have made any promises, agreements, conditions or understandings, either orally or in writing, concerning the RSU Award that are not included in this Agreement or the Plan.
SECTION 21.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A or otherwise.

SECTION 22.    Detrimental Activity. In the event the Company determines or discovers during or after the course of the Grantee’s employment or service that the Grantee engaged in any act(s) that are contrary to the Company’s best interests, including, but not limited to, violating the Company’s Code of Conduct and Business Ethics, engaging in unlawful trading in the securities of the Company, or engaging in any other activity which constitutes gross misconduct, then, to the maximum extent permissible under applicable law, the Committee may, in its sole discretion, (i) cancel all or any portion of the RSU Award (whether or not vested); or (ii) require the Grantee to repay to the Company the value of any RSUs that vested during the 12-month period prior to the date on which the Grantee engaged in such activity or took any such action, with such amount to be paid to the Company by the Grantee, in cash, based on the fair market value of the Common Stock on the date the underlying RSU vested and was settled, within 10 days notification of such activity, and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Grantee.
SECTION 23.    Miscellaneous. This Agreement is being furnished to the Grantee electronically and shall not be enforceable by the Grantee unless and until it has been electronically accepted by the Grantee via electronic acceptance procedures established by the Company, as communicated to the Grantee in Schedule 1 attached herein, and such acceptance has been logged and validated by the Company. The grant covered by this Agreement shall be void and of no force or effect if this Agreement is not accepted timely by the Grantee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
REVLON, INC.

By:	/s/
Name:
Title:
GRANTEE
By clicking “I Agree” or “Accepted” or words to that effect on the online award acceptance tool made available to the Grantee by the Company or its Stock Plan Administrator, the Grantee is acknowledging that they have read this Agreement and all of the documents referred to herein and is agreeing to abide by all of their terms.

SCHEDULE 1 TO RESTRICTED STOCK UNIT AGREEMENT
“Time-Based RSUs”
The restrictions applicable to 1,269 RSUs granted under the Agreement shall lapse in accordance with the terms and conditions of this Schedule 1 (such RSUs, the “Time-Based RSUs”).
Vesting
The restrictions applicable to the Time-Based RSUs shall lapse in accordance with the following schedule:

Vesting Date	Number of Time-Based RSUs Vesting
March 15, 2019	423
March 15, 2020	423
March 15, 2021	423

Each vesting date set forth above is referred to herein as a “Vesting Date”.
Vesting of any portion of the Time-Based RSUs is subject to (i) the Grantee’s continued employment with the Company through the applicable Vesting Date; and (ii) the Grantee not having received a performance rating of “1” (or its corresponding grade in the event the scoring system is changed from and after the date of this Agreement) based on the Company’s performance management system for each year through the applicable Vesting Date.
Settlement
Vested Time-Based RSUs shall be settled as soon as practicable following the applicable Vesting Date.
Treatment of Time-Based RSUs upon a Change of Control
In the event of a Change of Control (as defined in Schedule 2 hereto), the unvested portion of the Time-Based RSUs (if any) shall become vested as of immediately prior to such Change of Control, and the “Vesting Date” with respect to such Time-Based RSUs for purposes of this Agreement shall be the effective date of such of Change of Control.

SCHEDULE 2 TO RESTRICTED STOCK UNIT AGREEMENT
Change of Control
A “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)
any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, that under such circumstances the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

(ii)
during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(iii)
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity’s Voting Stock, and the Permitted Holders “beneficially own” (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity; or

(iv)
a “Change of Control” shall have occurred under, and as defined in, the indenture governing Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes Due 2008 or any other Subordinated Obligations of Revlon Consumer Products Corporation so long as such 8 5/8% Senior Subordinated Notes Due 2008 or Subordinated Obligations are outstanding.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.
“Company” means Revlon, Inc. together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation.
“8 5/8% Senior Subordinated Notes Due 2008” means Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes due 2008 and any notes exchanged therefor.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Permitted Holders” means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Preferred Stock,” as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.
“Subordinated Obligations” has the meaning ascribed thereto in the indenture for Revlon Consumer Products Corporation’s 9½% Senior Notes due 2011.
“Voting Stock” means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.

SCHEDULE 3 TO RESTRICTED STOCK UNIT AGREEMENT
Terms and Conditions applicable to Non-U.S. Grantees
Important Country Information

The following notices apply to RSU Awards made pursuant to the Plan to employees (“Grantees”) located in the countries listed below. References to “Shares” are to shares of Revlon, Inc. Class A Common Stock as provided under the applicable RSU Award.

Argentina

In Argentina, the offer of RSU Awards is a private offer. It is not subject to the supervision of the Comision Nacional de Valores (CNV) or any other governmental authority in Argentina.

Australia

Any information or advice given by the Grantees’ employing company, or any of its associated bodies corporate, in relation to RSU Awards made pursuant to the Plan does not take account of the objectives, financial situation or needs of Grantees. Grantees should consider obtaining their own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.

The employing company undertakes that it will provide Grantees with a full copy of the rules of the Plan, free of charge, within a reasonable time of them requesting it.

As the Shares covered by the applicable RSU Award are traded on the New York Stock Exchange in the United States of America, their market price can be ascertained by visiting the website of Revlon, Inc. (https://investors.revlon.com/stock-information/stock-quote-chart) and the Australian dollar equivalent of that price by applying the prevailing USD/AUD exchange rate published by the Reserve Bank of Australia, which is accessible at the following link: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Risk warning

There is a risk that, through movement of equity markets, the market value of the Shares covered by the applicable RSU Award to a Grantee may decrease. As the price of the Shares is quoted in USD, the value of the Shares covered by the applicable RSU Award may also be affected by movements in the USD/AUD exchange rate.

Brazil

RSU Awards and any Shares covered by the applicable RSU Award under the Plan have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários). Therefore, the RSU Award and any Shares covered by the applicable RSU Award will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulation.

Hong Kong

WARNING: The contents of this and other documents relating to RSU Awards have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer under the Plan. If you are in any doubt about any of the contents of these documents, you should obtain independent professional advice.

Singapore

The Shares covered by the applicable RSU Award may not be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

Taiwan

The RSU Award is only applicable to eligible employees defined by Revlon, Inc. and is not intended to be applicable to the general public other than the defined eligible employees. Furthermore, this is not a raising of funds for securities and therefore no payment by the eligible employees is required.